UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 18, 2003

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held February 18, 2003

The following report is about LabOne's fourth quarter and full year 2002. Some portions of the following discussion contain "forward-looking statements," including, but not limited to, projections and statements of service expansion, volumes, average selling prices, costs, revenues, and margins. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates," "anticipates," variations there of, or similar expressions. The Company's future results of operations, financial condition and business operations may differ materially from those expressed in these forward-looking statements. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, mix and pricing of laboratory tests and other services provided by the Company, competition and the significantly greater financial and other resources available to competitors, the extent of market acceptance of the Company's healthcare and substance abuse testing and related services, the Company's ability to execute its growth strategy which includes acquiring ongoing businesses and entering into strategic alliances, the availability on reasonable terms of acquisition candidates and of additional debt and equity financing to finance acquisitions, the ability of the Company to successfully integrate acquisitions, the loss of one or more significant customers, natural disasters or other interruptions to our ability to provide testing services at our single testing facility, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-k. Investors are cautioned not to put undue reliance on any forward-looking statement.

We are please to announce our fourth quarter 2002 and full year results which includes a 12% increase in fourth quarter revenues compared to last year, and a 27% increase in revenues for fiscal 2002 compared to 2001. As noted in our press release today, risk assessment revenues increased 8% for the fourth quarter 2002 compared to the same quarter last year which included the first full quarter following the acquisition of the Osborn Group. In the fourth quarter, our clinical healthcare revenues increased 31% and clinical substance abuse testing increased 2% compared to the same period last year. For fiscal 2002, risk assessment revenues increased 32%, clinical healthcare revenues increased 31% and clinical substance abuse testing revenues decreased 2% compared to fiscal 2001.

Our objectives for fiscal 2002 fell into four principal categories: integration of the Osborn Group's operations with our centralized operations; expanding our risk assessment services to new and existing insurance clients; increasing capacity utilization and laboratory efficiencies through improved systems and processes; and growing our healthcare business organically while identifying acquisition opportunities to leverage our laboratory platform.

By January 2002, all of Osborn's laboratory specimens were being processed in our centralized facility using our lab information system.

We continue to expand our paramedical services to new customers, and in the second quarter, we began a considerable expansion of our teleunderwriting services. With this, we are demonstrating the importance of our Case Management approach which not only improves the quality of the evidentiary data, but reduces the time from application to policy issuance.

During the year, we realized operating efficiencies in our centralized laboratory by shortening turnaround times and reducing testing costs through new workflow processes and information systems. Additionally, we began to process a considerable amount of our esoteric tests that we formerly referred to other laboratories. We intend to further expand our in-house esoteric capabilities in 2003.

The growth of our healthcare business increased 31%, primarily as a result of improved Lab Card utilization and increased "pull-through" volumes.

In December, we successfully completed our first healthcare laboratory acquisition with Central Plains Laboratories (CPL). We are optimistic about other opportunities which will allow us to exploit our operating leverage.

Fourth quarter volumes in our clinical laboratory increased over the prior year, however, volumes in insurance laboratory declined and substance abuse was flat. This is the first unfavorable insurance volume variance since "9/11," indicating the temporary volume increases, seen after the disaster, have now stabilized. Insurance applicants specimens were 1,386,000 for the quarter, an 8% decrease from the same period a year ago. Healthcare testing volume climbed, as 480,000 patient samples were processed compared with 392,000 a year ago, or a 21% increase. Sample volume in substance abuse testing was flat compared with last year. Urine and oral fluid donors tested were 542,000 compared with 541,000 last year.

On an annual basis, insurance volumes increased 21% over the prior year. Healthcare samples increased 17% over the prior year, and SAT samples decreased 5%.

Continuing on an annual basis, we experienced a 105% increase in demand for our medical record retrieval service (APS) as 262,000 cases were completed versus 128,000 a year ago. Another insurance service, telephonic inspections, increased 14% from 240,000 to 272,000. Teleunderwriting interviews for life insurance cannot be compared with the year prior, however, over 300,000 cases were completed.

Our laboratory operations realized improved gross margins for the full year 2002, over 2001. Insurance testing margins are up 2.1 percentage points to 43.6% aided by a 1% improvement in average selling price and the consolidation of samples from the former Osborn Laboratory Group. Improvements in average selling price, incremental volume and internal cost controls continue to drive healthcare gross margins to 44.6% from 36.5% a year ago. And, despite lower volumes, toxicology gross margins were 25.2% compared with 19% last year.

Operational highlights in 2002 include the redesign of our insurance kits to improve inbound shipping density thereby reducing freight expense, significant reductions in consumable and reagent expense for insurance and toxicology urine testing, lower thin prep costs resulting from automation of slide preparation, rewrites to our toxicology laboratory information system, company-wide implementation of pay for performance for line employees, completion of intelligent character recognition implementation across business lines, cross training of 400 support service and data capture employees, and an expanded internal test menu which reduced our dependency on outside laboratories for certain esoteric and DNA tests.

In 2003, expansion of risk assessment services will be supported operationally by the consolidation of call center facilities into our Lee's Summit campus, the deployment of business-process-management software to enhance our CaseOne product, and development of web-based statistical reporting and tracking software for use by our clients, as well as ExamOne affiliates.

We will continue to leverage our capacity through the integration of Central Plains Laboratory, continued expansion of our esoteric test offering, and utilization of capacity for anatomic pathology and cytology. To support growth and retain acquired clients, we're improving our dedicated client service offering and deploying integration software to speed development of lab result interfaces between LabOne and new clients.

Additional cost savings are expected from improvements in freight density through kit enhancements, expansion of "next-flight-out" markets, a redesign of workflow for insurance service products including attending physician statements, and certain information technology initiatives to improve business processes.

Regarding Central Plains Laboratory, our expectation is that we will complete the migration of esoteric tests through LabOne's Kansas City facility by the end of first quarter. Additionally, we plan to complete implementation of new, more robust anatomic pathology and outreach laboratory systems at CPL in third quarter, and subsequently transfer certain routine tests from the Hays facility to Kansas City. This transfer is expected to result in lower operating costs and faster turn around time associated with testing for CPL clients.

Revenues for the fourth quarter ended December 31, 2002 were $77.9 million compared to $69.6 million in the fourth quarter 2001. Contrasted with the fourth quarter of last year, revenues for risk assessment services increased 8% to $54.6 million, healthcare increased 31% to $16.8 million and substance abuse testing increased 2% to $6.5 million.

Net income for the fourth quarter 2002 was $4.4 million or $0.27 per diluted share compared to $1.4 million or $0.07 per share for the fourth quarter 2001. Fourth quarter 2002 results include an after tax charge of $276,000 or $0.02 per diluted share related to the refinancing of $15 million of 11% coupon subordinated debt. If the new accounting rules regarding the amortization of goodwill, SFAS-142, had been in effect during the fourth quarter of 2001, the net income for that quarter would have been $2.3 million or $0.14 per share.

EBITDA for the fourth quarter 2002 was $11.0 million compared to $6.8 million for the same period last year. Fourth quarter 2002 EBITDA comprised $12.4 million for risk assessment, $3.8 million for healthcare and $1.2 million for substance abuse testing, offset by $6.4 million for corporate selling, general and administrative expenses. This compares to EBITDA for the same period in 2001 of $9.8 million for risk assessment, $1.7 million for healthcare and $0.2 million for substance abuse testing, offset by $4.9 million for corporate selling, general and administrative expenses.

Revenues for the year increased 27% to $298.1 million compared to $233.9 million for fiscal 2001. Risk assessment revenues increased 32% to $210.0 million, including an additional $17.4 million for Osborn, healthcare revenues increased 31% to $60.9 million, and substance abuse testing revenues decreased 2% to $27.2 million.

For the twelve months ended December 31, 2002, LabOne reported net income of $14.8 million or $0.91 per diluted share compared to a net loss of $1.0 million or $0.18 per share for the same period in 2001. Fiscal 2001 results were impacted by a non-cash charge of $3.2 million associated with warrants issued in connection with the investment by Welsh, Carson, Anderson and Stowe and an additional $0.4 million after tax charge associated with the acquisition of Osborn. Net income for 2001 would have been $2.3 million or $0.13 per share if the SFAS-142 had been in effect during the year.

Working capital increased $10.0 million from December 2001, comprised $2.2 million increase in cash balances and an increase in accounts and notes receivable. For fiscal 2002, net cash provided by operations increased 48% to $20.8 million compared to fiscal 2001. Net indebtedness, or long-term debt, subordinated debt and current maturities, adjusted for cash balances increased $5.2 million for the twelve months ended December 31, 2002 to $56.7 million. Capital expenditures in fiscal 2002 were $7.6 million compared to $8.6 million in fiscal 2001.

Question and Answer Session:

Q:   Can you just sort of run me through the approximate $56 million in long-term debt? Can you give the breakout between the industrial revenue bonds and the line of credit and then what the interest rates are? So that's the first question. The second, when you look at the drop-off that you have seen in the insurance side what is your outlook for 2003 in terms of where you think that testing is going to go? Obviously, you cycle over tough time early, but what do you think the environment looks like in terms of either net new business or the new TeleUnderwriting and those programs to be able to offset some of the slowdown in insurance applicants?

A:   To answer your first question, the IRBs are at approximately $12.6 million, currently; that's the balance. The rest is under the line of credit. There is a small amount of notes payable related to acquisitions. Currently, under our line of credit, we're borrowing at LIBOR plus 175 that puts, for instance, 6 month LIBOR at around 320 basis points and our IRB financing is little bit below that. Regarding the questions on insurance, for 2003, in our budget we have basically forecast flat insurance testing volumes. In regards to the other insurance services such as the paramedical services and TeleUnderwriting services, we have projected robust growth and we continue to see that with our TeleUnderwriting services more and more as customers have picked up that new product and the paramedical business, there is a little bit of serendipity there. When we pick up a new TeleUnderwriting customer, a lot of times the exam becomes home-office directed at that point, so that's a nice win-win for us. But, I guess bottom line is more growth in the ancillary services, flat in the insurance testing box. I might augment that when we say flat, we're talking about the normalized volumes that we've run, excluding the impact of 9-11 in the first quarter.

Q:   Could you break out the revenue contribution in the quarter from TeleUnderwriting, paramedical, and then lab services?

A:   We don't break that out in our financial disclosures. I can say what we do have or have articulated in the past is that the laboratory component of risk assessment is about $95 million, which includes kit sales, but we don't separately break out TeleUnderwriting services at present.

Q:   In terms of the Lab Card, can you give an update in terms of members served there and how that has trended year over year and what you're looking for 2003?

A:   Currently we have about 3.5 million members, and this year a significant part of our growth with our healthcare business was increased utilization our Lab Card. With some of our existing customers we had significant increase with the utilization with the card and we had a nice increase in that business. I'm not going to name the customers, but during the course of 2002 a number of large customers were added, and they are adding members as the membership comes up for open enrollment. So, obviously, July is a big period, January is a big period, and you'll see additional lives rolling on as they move through the year and have their open enrollment session. And I think as we talked about previously, using one account, a large account as an example, that came on in 2000, and the first year utilization was around 18-19% and the second year it was in the mid 20% and this year it's north of 30%. I don't know where that percentage will max out at, but we certainly anticipate continuing to see increased utilization of those existing accounts.

Q:   If you could just give an update on the acquisition environment and the sort of acquisition priorities for you going into 2003?

A:   We have a substantial number of opportunities that we are looking at, concurrently, and feel that the environment is very favorable for us, particularly with the smaller regional labs. We've not been competing with their outreach programs in the past, by contrast to two of our large competitors; and particularly those that have some affiliation with hospitals, their initial sensitivity is quality and service and turnaround times. I think as we're demonstrating with Central Plains, we can meet those concerns and at the same time I think they're always looking for additional capital or directing capital to other opportunities. A hospital, as in the case of Central Plains Lab, is looking for other uses of the proceeds of the sale of Central Plains and we find that to be fairly standard throughout the landscape.

Q:   And there are no acquisitions built into your previous guidance of $1.12?

A:   That is correct.

Q:   Did I hear you correctly say testing revenue in risk assessment is about $95 million or about half of the total business?

A:   The laboratory component is correct, less than half of risk assessment revenues.

Q:   When you look at the relative levels of profitability between the laboratory testing, tele-marketing, and paramedical, can you make a comment in terms of the relative profitability of those businesses?

A:   Maybe it's best to kind of outline the full array of services. Tele-interviews will vary in terms of their revenue per call based upon the length of the call, but on average it's in the $20 range. Our margins on that are between 35 and 45%. The next is the paramedical exams, and those generally average anywhere from $55 to $75 depending upon what service is provided by the paramed. Our margins on that average around 15%. I think we already articulated that our margins are 43% on the lab testing. APSs are a fairly low margin business for us, but considerable volume.

Q:   I wanted to circle back on the acquisition front and ask if there are any particular geographic areas that you're focused on and also, are you going to focus primarily on hospital-based lab acquisitions or are you going to keep your opportunities open, if you will?

A:   Let me first talk about the geographical area. Obviously, we're looking areas that really compliment where we are right now and the name of the game in the lab business is certainly getting good density as far as getting those specimens into the laboratory on a profitable basis. And where we're strong now. It would certainly make sense when we can overlap some acquisitions and increase the density as far as getting the specimens to the laboratory. In terms of your question regarding focusing strictly on hospital laboratories, we're certainly looking at laboratories that are affiliated with hospitals. We think that's an opportunity in the marketplace, particularly those hospitals that have developed an outpatient program. We think that as we've done with the Central Plains Laboratory, and will do, that we can execute the integration of those laboratories very well with our platform here in Kansas City. That's not to say that's the sole target. We're certainly interested in looking at other independent health care laboratories as well.

Q:   Could you comment on pricing? As we start to look to 2004, as your contracts come up, could you just comment for each of your business lines what you're looking for? Are you looking for inflationary-type rate increases? Are you seeing any pressure in any of your business lines?

A:   Let me start with healthcare where we have once again this year increased our default rates, which obviously don't impact any contracts, but they certainly impact, in some cases, out of network and private pay. And we found that even with doing such again in markets, that we're somewhere in the neighborhood of half of the price in those default rates with our competitors. There's certainly room in terms of driving that ASP. I think where we feel the most competitive pressure, currently, and continues to be in the laboratory pricing for risk assessment. But having said that, we're basically taking a bundled approach to all the services that we provide so that's one of the reasons why we don't, in our disclosure information, break out separate revenue bases for paramedical exams, TeleUnderwriting, APSs, and laboratory because we are trying to take the market with a bundled approach and therefore may be shifting prices between those services. But it's all basically intended to provided a sole source for an underwriting solution.

Q:   Can you give any color on your Lab Card and any new accounts, what the penetration level of existing accounts that have been with LabOne for a year looks like versus last year?

A:   Two large insurance companies come to mind, and one TPA which provides TPA or ASO type services to self-insured companies that come on in 2002. All of them have staged roll-outs based on open enrollments for independent companies. Potential life base there is significant. I would put it in about the 1.5 million range, which is to say those are the lives that can be rolled out under Lab Card under those contracts. Not to say that at the end of the year there will be a new 1.5 million, but as those companies roll out, those are the lives under those contracts that are possible for us. As indicated before, the companies that have been on with us for a long time have always enjoyed increasing demand on the Lab Card utilization, which drives our volume. For companies that have been on longer than a year, obviously that's a slower curve. But, we did see growth in the utilization on several companies have been on longer than a year. New companies always ramp up faster. They're starting from zero and with the new adoption process they eventually get to about the 30% range - where 30% of their laboratory encounters come to LabOne under the Lab Card program.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: February 20, 2003	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer